URANIUM ENERGY CORP.
9801 Anderson Mill Road, Suite 230
Austin, TX 78750

February 16, 2010

The United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549-7010

Re: Uranium Energy Corp.
Registration Statement on Form S-3
Filed January 8, 2010
File No. 333-164256

Form 10-K for the Fiscal Year Ended July 31, 2009
Filed October 15, 2009
File No. 1-33706

In connection with responding to the Staff's letter of February 4, 2010, the Company hereby acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

URANIUM ENERGY CORP.

"Amir Adnani"
Name: Amir Adnani
Title: President, Chief Executive Officer and a Director